Exhibit 99.1

SPX Announces Appointment of Jamie Harris as Chief Financial Officer

CHARLOTTE, N.C., July 16, 2020 /Globe Newswire/ -- SPX Corporation (NYSE:SPXC) today announced the appointment of James (“Jamie”) E. Harris as Vice President, Chief Financial Officer and Treasurer, effective August 17, 2020. Mr. Harris joins SPX with extensive executive leadership experience, including more than 20 years in Chief Financial Officer and board of director positions, largely with public companies. Scott Sproule, who is retiring from his role as Vice President, Chief Financial Officer and Treasurer, continues to serve as an officer of SPX and will remain with the company during the transition period.

Gene Lowe, President and CEO, commented, “We are very pleased to welcome Jamie to the SPX team. His impressive track record of success in driving strategic planning, continuous improvement and growth is an excellent fit with SPX’s value creation roadmap, which has become increasingly focused on growth and operational excellence initiatives. As we progress through the current challenging environment, Jamie’s depth of experience leading change as a public company CFO will help position SPX for continued success.”

Mr. Harris joins SPX from Elevate Textiles, Inc., a private equity portfolio company, where he served as Chief Financial Officer prior to being promoted to interim Chief Executive Officer in March 2020. Before joining Elevate in 2019, Mr. Harris spent over ten years with Coca-Cola Consolidated Inc. (NASDAQ: COKE), the largest independent Coca-Cola bottler in the United States, where he served as Senior Vice President – Chief Financial Officer, eventually becoming Executive Vice President – Business Transformation and Business Services. His prior executive roles include senior financial positions with MedCath Corporation, Fresh Foods Inc., and The Shelton Companies. He began his career as an auditor with Ernst & Young. Mr. Harris holds a Bachelor of Science in Accounting degree from Appalachian State University and an MBA from Wake Forest University. He is a Certified Public Accountant.

About SPX Corporation:  SPX Corporation is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, detection and measurement, and engineered solutions markets. Based in Charlotte, North Carolina, SPX Corporation had approximately $1.5 billion in annual revenue in 2019 and over 4,500 employees in 17 countries. SPX Corporation is listed on the New York Stock Exchange under the ticker symbol “SPXC.”  For more information, please visit www.spx.com.

SOURCE SPX Corporation.

Investor and Media Contacts:

Paul Clegg, VP, Investor Relations and Communications

Phone:  980-474-3806

E-mail: spx.investor@spx.com

Pat Uotila, Manager, Investor Relations

Phone:  980-474-3806

E-mail: spx.investor@spx.com